Exhibit 10.6

October 7, 2007

Personal and Confidential

Jonathan A. Greenberg

1520 Heather Hill Lane

Hunt Valley, MD  21030

Re:	Designation of Eligibility for Retention and Severance under the
AAI Corporation Change in Control Retention and Severance Plan

Dear Jonathan:

We are pleased to inform you that AAI Corporation (the “Company”) has selected you to be eligible to receive a Retention Payment and Severance Benefits, described below, under the AAI Corporation Change in Control Retention and Severance Plan (the “Plan”). All terms and conditions for payment of these benefits are described in this letter agreement and the Plan (copy enclosed). The Severance Benefits provided under the Plan are in lieu of any payments and/or benefits provided under any severance or termination arrangement, plan, policy or practice of the Company and its affiliates. Since this letter agreement and the Plan memorialize your right to receive a Retention Payment and Severance Benefits (assuming all conditions are satisfied), we encourage you to retain these materials with your other important papers.

I.              Retention Payment Under the Plan.

(a)           Amount of Retention Payment.

If you have been continuously employed by the Company or any affiliate from September 1, 2007 (the Plan’s effective date) until December 31, 2008 (“Payment Date”), the Company will pay you a Retention Payment in a lump sum, less applicable taxes, in an amount equal to (A÷36)xB, where:

•      (A) equals your maximum cash award at 1X target under the Company’s Long Term Incentive Plan (“LTIP”); and

•      (B) equals the number of full and partial months (prorated on the basis of days in the applicable partial month) between the date of the Change in Control and the Payment Date.

The Retention Payment will be paid to you in a single sum cash payment within 15 days after the Payment Date.

Except as described below, you must be employed by the Company to receive your Retention Payment.

(b)           Impact of Separation from Service Prior to Payment Date.

If, after a Change in Control but prior to the Payment Date, you incur a Separation from Service with the Company, either without Cause or by you for Good Reason, you will still be entitled to receive the Retention Payment, as described below. If your Separation from Service is due to “Disability” (as defined in the Company’s long-term disability plan), you will still be eligible to receive your Retention Payment but it will be offset (reduced), to the extent not otherwise offset against any other amounts owed to you, by amounts payable to you under the Company’s short or long-term disability plans. However, you will not be entitled to receive a Retention Payment under the Plan if your Separation from Service is: (i) for Cause, (ii) by you without Good Reason, or (iii) on account of your death.

If you are a “Specified Employee,” i.e., one of the top 50 “officers” (which is broadly defined) of the Company and its affiliates having annual compensation in excess of $145,000 for 2007 or as adjusted thereafter, payment of your Retention Payment will be delayed for six months after the date of your Separation from Service unless your separation is due to Disability. As soon as administratively feasible following the end of the delay period, the Retention Payment will be paid to you in a single sum cash payment.

If you are not a Specified Employee (or you are a Specified Employee and your separation is due to Disability), the delay period will not apply to you, and your Retention Payment will be paid to you in a single sum cash payment within ten days after your Separation from Service.

II.            Severance Benefits Under the Plan.

(a)           Severance Benefits.

If, within 24 months following a Change in Control, you incur a Separation from Service with the Company, either without Cause or by you for Good Reason, you will be entitled to receive the Severance Benefits described below. If your Separation from Service is due to “Disability” (as defined in the Company’s long-term disability plan), you will still be eligible for Severance Benefits but your severance will be offset (reduced), to the extent not otherwise offset against any other amounts owed to you, by amounts payable to you under the Company’s short or long-term disability plans. You will not be entitled to Severance Benefits under the Plan if your Separation from Service is: (i) for Cause, (ii) by you without Good Reason, or (iii) on account of your death.

Your Severance Benefits will consist of the following:

•      Severance Payment:  You will receive a lump sum Severance Payment equal to your Base Salary in effect immediately prior to your separation for twelve months, less applicable taxes;

•      Continued Health Coverage at Active Employee Rates:  Subject to your timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and your continued co-payment of required premiums at the same coverage level and cost to you as if you were an active employee of the Company (excluding, for purposes of calculating cost, your ability to pay premiums with pre-tax dollars), continued participation in the Company’s group medical and dental (to the extent permitted under applicable law and the terms of such plan) at the Company’s expense for twelve months, provided that you are eligible and remain eligible for COBRA coverage, and if you obtain other employment that offers health benefits, such continuation of coverage by the Company shall immediately cease; and

•      All other employee benefits awarded to you in the event of a change in control under your Letter Agreement with the Company dated August 17, 2004, to the extent you qualify under the terms of the plan.

Payment of your Severance Benefits is conditioned on your execution (and non-revocation) of an Agreement and Release (as provided in Section 8.1 of the Plan).

Payment of your Severance Benefits is also conditioned upon your compliance with the Non-Competition Restriction described in Appendix C to the Plan. Under this restriction, you will generally be prohibited from engaging in activities that compete with the Company for a three month period following your Separation from Service.

Severance Benefits payable under the Plan supersede all other severance payable to you by the Company under any plan, policy or arrangement, including an approved, executed agreement with the Company or any affiliate that has not expired as of the date of your termination (“Individual Severance Agreement”). In order to be eligible to receive Severance Benefits under the Plan, you must consent (by signing this agreement in the space provided on the last page of this letter agreement) to the foregoing waiver of any and all severance otherwise payable to you under your Individual Severance Agreement upon your Separation from Service on or after a Change in Control, as described in this letter agreement and the Plan.

(b)           Timing for Severance Payment.

If you are a “Specified Employee,” i.e., one of the top 50 “officers” (which is broadly defined) of the Company and its affiliates having annual compensation in excess of $145,000 for 2007 or as adjusted thereafter, your Severance Payment will not be paid until the date that is six months after the date of your Separation from Service unless your separation is due to Disability.

Following this delay period, the Severance Payment will be paid in a single sum cash payment as soon as administratively feasible. If your severance is payable in installments, your first payment will consist of the regular installment amount plus all of the payments that were not permitted to be paid to you during the delay period.

If you are not a Specified Employee (or you are a Specified Employee and your separation is due to Disability), the delay period will not apply to you, and your Severance Payment will be paid in a single sum cash payment within 10 days after the date of your Separation from Service.

III.           Other Important Terms.

The Company is extending participation in the Plan to only selected employees. For this reason, we ask and you agree that you will keep the terms of the Plan and this letter agreement completely confidential.

This letter agreement is not an employment agreement or guarantee of continued employment by the Company. In addition, the agreement is personal to you: you may not assign this agreement or the benefits provided by it to anyone.

This letter agreement may not be amended, except in a writing signed by you and the Company. This letter agreement will be construed and enforced in accordance with the laws of the State of Maryland (without regard to the principles of conflicts of law).

You are hereby advised by the Company to consult your own legal counsel and/or your own personal financial or tax advisors before signing this letter agreement. By signing below, you acknowledge that you have carefully read this letter agreement in its entirety; that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it; that you understand the terms of this letter agreement and their significance; that you knowingly and voluntarily assent to all the terms and conditions contained in this agreement, including but not limited to the waiver of any and all severance payable to you under your Individual Severance Agreement upon a Separation from Service on or after a Change in Control, as described herein; and that you are signing this letter agreement voluntarily and of your own free will.

Please indicate your agreement to the terms of this letter by signing it in the space provided below and returning a hard copy to me confidentially. Please do not hesitate to contact me if you have any questions.

You have thirty (30) days from the date of this letter in which to accept this offer, after which it is withdrawn.

Very truly yours

AAI CORPORATION

By:	/s/ Anna-Maria G. Palmer
Name: Anna-Maria G. Palmer
Title: Vice President, Human Resources

The undersigned accepts the above letter agreement and agrees that it contains the entire agreement of the parties relating to the subject matter hereof, and, except as set forth in Section II(a), supersedes in its entirety any and all prior agreements, understandings, offers or representations relating to the subject matter hereof, whether oral or written, and that there are no other terms, express or implied.

Accepted and Agreed:

/s/ Jonathan A. Greenberg
Jonathan A. Greenberg

Dated: October 7, 2007